Exhibit 10.4

NONMANAGEMENT DIRECTOR COMPENSATION

Purpose: The purpose of the compensation program for nonmanagement directors of Acadia Healthcare Company, Inc. (“Acadia”) is to align the interests of nonmanagement directors with the long-term interests of stockholders and to adequately compensate nonmanagement directors to ensure that Acadia retains highly qualified directors.

Annual Cash Retainer for Directors: Nonmanagement directors shall be paid an annual cash retainer of $60,000.

Annual Cash Retainer for Audit Committee Members: The chair of the Audit Committee shall be paid an annual cash retainer of $30,000. Other members of the Audit Committee shall be paid an annual cash retainer of $15,000.

Annual Cash Retainer for Compensation Committee Members: The chair of the Compensation Committee shall be paid an annual cash retainer of $27,500. Other members of the Compensation Committee shall be paid an annual cash retainer of $12,500.

Annual Cash Retainer for Nominating and Corporate Governance Committee Members: If the Board of Directors of Acadia determines to form a Nominating and Corporate Governance Committee, the chair of the Nominating and Corporate Governance Committee shall be paid an annual cash retainer of $22,000. Other members of the Nominating and Corporate Governance Committee shall be paid an annual cash retainer of $10,000.

Annual Cash Retainer for Lead Director: The lead director shall receive an annual cash retainer of $15,000 in addition to any other retainers or fees received by such director.

Payment of Annual Cash Retainers: All annual retainers shall be paid on the day of the Company’s Annual Meeting of Stockholders (the “Annual Meeting Date”). In the event a nonmanagement director is initially appointed to the Board and/or a committee of the Board on a date other than an Annual Meeting Date, such newly appointed director or committee member shall be paid a pro rata portion of the applicable annual cash retainer at the quarterly Board meeting next following such appointment.

Initial Grant of Restricted Shares: On the date of the quarterly Board meeting next following a nonmanagement director’s initial appointment to the Board of Directors, such newly appointed nonmanagement director shall receive an initial grant of restricted shares having a value equal to $100,000. The value of the restricted shares shall be based on the closing trading price of the Company’s common stock on the trading day immediately preceding the quarterly board meeting.

Annual Grant of Restricted Shares: On each Annual Meeting Date, each nonmanagement director shall receive an annual grant of restricted shares having a value equal to $100,000. The value of the restricted shares shall be based on the closing trading price of the Company’s common stock on the trading day immediately preceding the Annual Meeting Date.

Vesting of Restricted Shares: All restricted shares issued to nonmanagement directors shall vest over three years with such shares to vest 331/3% per year on the three successive anniversary dates of the grant of restricted stock beginning on the first anniversary of the grant date.

Effective Date of Compensation Program: January 1, 2013